EXHIBIT 4.25

SECURITY PURCHASE AGREEMENT

This Security Purchase Agreement (this “Agreement”) is made as of April 24, 2019 (the “Effective Date”) by and between Amyris, Inc., a Delaware corporation (the “Company”), and ETP BioHealth (I) Fund LP (“Purchaser”).

1. Issuance of Securities. Effective as the Effective Date, the Company will issue and sell to Purchaser (i) 2,487,562 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”) and (ii) a warrant in the form attached hereto as Exhibit A (the “Warrant”), registered in the name of the Purchaser, to purchase up to 1,990,049 shares of the Company’s Common Stock, with an exercise price per share equal to $5.02, subject to adjustment therein (the “Warrant Shares” and, together with the Shares and the Warrant, the “Securities”). Purchaser will purchase the Shares at a price of $4.02 per Share in cash. The total purchase price payable by the Purchaser for the Securities is $10,000,000 (the “Total Purchase Price”).

2. Closing and Delivery.

(a) Closing. The closings (each, a “Closing”) of the transactions contemplated hereby shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041 on one or more dates, with the first such date within two Business Days of the date of this Agreement (such date, the “Initial Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon and any subsequent closing date at at such other time and place as the Company and the Purchaser mutually agree upon (such date the “Subsequent Closing Date”). “Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(b) Delivery. At each Closing, the Company shall execute and deliver to the Purchaser a Warrant for the applicable portion of Warrant Shares to be purchased by the Purchaser on such Closing Date and the Purchaser shall pay the Company the applicable portion of the Total Purchase Price in immediately available funds; provided that the Purchaser shall deliver at least 50% of the Total Purchase Price at the Initial Closing Date. Promptly following each Closing, the Company shall deliver to the Purchaser a single stock certificate representing the number of Shares purchased by the Purchaser at such Closing, such stock certificate to be registered in the name of the Purchaser, or in such nominee’s or nominees’ name(s) as designated by the Purchaser in writing, against payment of the purchase price therefor by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to Purchaser.

3. Company Representations. The Company represents and warrants to Purchaser as follows:

(a) Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under the Transaction Agreements (a “Material Adverse Effect”).

(b) Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Warrant (the “Transaction Agreements”).

(c) Authorization. The execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

(d) Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transaction contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transaction contemplated by the Transaction Agreements. Assuming the accuracy of the representations of the Purchaser in Section 4, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The Nasdaq Stock Market), or other governmental body is required for the execution and delivery of the Transaction Agreements, the valid issuance, sale and delivery of the Securities to be sold pursuant to this Agreement other than such as have been or will be made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Securities.

(e) Non-Contravention. Except as disclosed in Schedule 3(e), the execution and delivery of the Transaction Agreements, the issuance, sale and delivery of the Securities to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transaction contemplated hereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof, the Company’s Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The Nasdaq Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 3(e), the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a 12-month period.

(f) Shares. The Shares are duly authorized and when issued pursuant to the terms of this Agreement will be validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances with respect to the issuance thereof; provided, however, that the Shares shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement, or as otherwise may be required under state or federal securities laws as set forth in this Agreement at the time a transfer is proposed. Except as disclosed in Schedule 3(f), the issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

(g) Authorization of the Warrants. The Warrants have been duly authorized by the Company and, when duly executed and delivered by the Company, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(h) Authorization of the Warrant Shares. The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon exercise by all necessary corporate action and such shares, when issued upon such exercise in accordance of the terms of the Warrants, will be validly issued and will be fully paid and non-assessable, and will be free of any liens or encumbrances with respect to the issuance thereof; provided, however, that the Warrant Shares shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement, or as otherwise may be required under state or federal securities laws as set forth in this Agreement at the time a transfer is proposed. Except as disclosed in Schedule 3(f), the issuance and delivery of the Warrant Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other Person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

(i) No Registration. Assuming the accuracy of each of the representations and warranties of the Purchaser, the issuance by the Company of the Securities is exempt from registration under the Securities Act of 1933, as amended.

4. Investment Representations. In connection with the receipt of the Securities pursuant to this Agreement, Purchaser represents to the Company the following:

(a) The execution, delivery and performance by Purchaser of this Agreement do not and will not contravene or constitute a default under, or violation of, or be subject to penalties under, (i) any agreement (or require the consent of any party under any such agreement that has not been made or obtained) to which Purchaser is a party, or (ii) any judgment, injunction, order, decree or other instrument binding upon Purchaser, except where such contravention, default, violation or failure to obtain a consent, individually or in the aggregate, would not reasonably be expected to impair Purchaser’s ability to perform fully any obligation which Purchaser has or will have under this Agreement.

(b) Purchaser understands the definition of the term “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and qualifies as an accredited investor.

(c) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Purchaser is acquiring the Securities for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Securities to any other person or entity in such a “distribution.”

(d) Purchaser understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(e) Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale.

(f) By reason of his business and financial experience, Purchaser has the ability to protect her own interests in connection with the purchase of the Securities.

5. Restrictive Legends and Stop-Transfer Orders.

The certificate or certificates representing the Securities shall bear such legends as the Company deems to be required for the purpose of compliance with applicable Federal or state securities laws or as otherwise required by law.

6. Beneficial Ownership Limitation.

The Company shall not effect any exercise or conversion of any Company security, and the Purchaser shall not have the right to exercise or convert any portion of any Company security, to the extent that after giving effect to such issuance after exercise or conversion, the Purchaser (together with the Purchaser’s affiliates, and any other persons acting as a group together with the Purchaser or any of the Purchaser’s affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below); provided, that the Beneficial Ownership Limitation shall not apply in the event that the Company obtains stockholder approval for issuances of shares of Common Stock in excess of the Beneficial Ownership Limitation and otherwise satisfies the requirements of Nasdaq Stock Market Rule 5635. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Purchaser and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise or conversion of the Company security with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise or conversion of the remaining, nonexercised or nonconverted portion of the Company security to which such determination is being made that is beneficially owned by the Purchaser or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Purchaser or any of its Attribution Parties. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Purchaser that the Purchaser is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, the Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Purchaser, the Company shall within two trading days confirm orally and in writing to the Purchaser the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Purchaser or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding.

7. Registration Rights.

(a) Registration Statement. As soon as practicable, the Company shall file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Purchaser of the Shares and the Warrant Shares. The Company shall use commercially reasonable efforts to cause such registration to become effective within 60 days following the date hereof and commercially reasonable efforts to keep such registration statement effective at all times until (i) the Purchaser owns no Securities or (ii) the Securities are eligible for resale under Rule 144 without regard to volume limitations.

(b) Company Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Company is offering to exchange its own securities, or (4) a registration statement relating solely to dividend reinvestment or similar plans), the Company will:

(i) promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to the Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by the Holder, except as set forth in Section 7.c below

(c) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holder as a part of the written notice given pursuant to Section 7.b(i). In such event the right of any Holder to registration pursuant to this Section 7 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 7, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 7. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first to the Company and second to the Holders and any other holders with registration rights on a pro rata basis based on the total number of Registrable Securities held by the Holders and such other holders. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration by all selling stockholders. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 7.c is intended to diminish the number of securities to be included by the Company in the underwriting.

(d) Registrable Securities. For purpose of this Section 7, “Registrable Securities” means (i) the Shares and the Warrant Shares held by, or issuable to, the Holder and (ii) any shares of voting securities issued as (or issuable upon) a stock split, stock dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities set forth in clause (i), in each case, until the earliest to occur of (A) the date on which a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (B) the date on which such security is sold pursuant to Rule 144, (C) the date on which such security ceases to be outstanding or (D) the date on which the Holder thereof, together with its affiliates, is able to dispose of all of its Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act).

8. Fees and Expenses. The Company shall pay the reasonable fees and expenses of Purchaser in connection with the transactions contemplated hereby.

9. Miscellaneous.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b) This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c) The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

[Signature Pages Follow]

The undersigned has executed this Agreement as of the date first set forth above.

THE COMPANY:

AMYRIS, INC.

By:	/s/ Kathleen Valiasek
(Signature)

Name:	Kathleen Valiasek
Title:	Chief Financial Officer

Address: 5885 Hollis Street, Suite 100 Emeryville, CA 94608 Attention: General Counsel Facsimile: (510) 899-0165

[Signature Page to Securities Purchase Agreement]

The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:

ETP BioHealth (I) Fund LP Its General Partner, Emerging Technology Partners, LLC

/s/ James Hu (Signature)
Name: James Hu
Title: Managing Director

Address: 4919 Rebel Ridge Dr. Sugarland, TX 77478 Attention: James Hu

[Signature Page to Securities Purchase Agreement]